GAP INC. REPORTS JUNE SALES DOWN 2 PERCENT; COMPARABLE STORE SALES DOWN 7 PERCENT

SAN FRANCISCO - July 10, 2008 - Gap Inc. (NYSE: GPS) today reported net sales of $1.41 billion for the five-week period ended July 5, 2008, which is a decrease of 2 percent as compared with net sales of $1.44 billion for the same period ended July 7, 2007. The company's comparable store sales for June 2008 decreased 7 percent compared with a 5 percent decrease for June 2007.

Comparable store sales by division for June 2008 were as follows:

  Gap North America: negative 5 percent versus negative 9 percent last year
  Banana Republic North America: negative 5 percent versus positive 6 percent last year
  Old Navy North America: negative 10 percent versus negative 7 percent last year
  International: negative 7 percent versus flat last year

"Our June sales events helped us successfully clear through summer merchandise at each brand," said Sabrina Simmons, chief financial officer of Gap Inc. "As a result, we achieved total company merchandise margins significantly above last year, and our stores are well-positioned for early fall product."

Year-to-date net sales were $5.88 billion for the 22 weeks ended July 5, 2008, a decrease of 5 percent compared with net sales of $6.18 billion for the 22 weeks ended July 7, 2007. The company's year-to-date comparable store sales decreased 11 percent compared with a 4 percent decrease in the prior year.

For more detailed information regarding the company's June 2008 sales, please call 1-800-GAP-NEWS to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

July Sales

The company will report July sales on August 7, 2008.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, and Piperlime brand names. Fiscal 2007 sales were $15.8 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia, Europe, and the Middle East. For more information, please visit gapinc.com.

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